Exhibit 5.1

ROBINSON BROG LEINWAND GREENE GENOVESE & GLUCK P.C.

875 THIRD AVENUE

NEW YORK, NEW YORK 10022-0123

(212) 603-6300

FAX (212) 956-2164

May 23, 2018

Digital Ally, Inc.

9705 Loiret Blvd.

Lenexa, KS 66219

Ladies and Gentlemen:

We have acted as counsel to Digital Ally, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) for the proposed resale from time to time by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of an aggregate of up to 3,666,667 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) as follows: (i) 2,750,000 shares of Common Stock issuable upon conversion of the Company’s Senior Secured Convertible Promissory Notes (the “Convertible Notes”), and accrued interest thereon, issued to the Selling Stockholders in a private placement commenced on April 3, 2018 (the “Private Placement”); and (ii) 916,667 shares of Common Stock issuable upon exercise of the Company’s Common Stock Purchase Warrants at an exercise price of $3.00 per share, issued to the Selling Stockholders in the Private Placement. We refer to the shares of Common Stock issuable upon conversion of the Convertible Notes (and the interest thereon) and exercise of the Warrants as the “Underlying Shares”.

In connection with this opinion, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of the following: (a) the Articles of Incorporation of the Company, as amended to date; (b) the By-laws of the Company, as amended to date; and (c) the Registration Statement and all exhibits thereto.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Selling Stockholders. We also have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the Federal laws of the United States of America, the corporate laws of the State of Nevada, and the laws of the State of New York. Accordingly, the opinions expressed herein are expressly limited to the Federal laws of the United States of America, the corporate laws of the State of Nevada, and the laws of the State of New York.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions herein stated, we are of the opinion that the Underlying Shares, when issued and delivered against payment therefor upon the conversion of the Convertible Notes and upon the exercise of the Warrants in accordance with the terms therein, will be duly authorized, validly issued, fully paid and nonassessable.

Our opinion set forth above is subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity. Our opinion is also subject to the qualification that the enforceability of provisions for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

/s/ Robinson Brog Leinwand Greene Genovese & Gluck P.C.
Robinson Brog Leinwand Greene Genovese & Gluck P.C.